Exhibit 5

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this “Assignment”), is made and entered into as of June 18, 2004, by and among IDG Technology Venture Investment, Inc., a Massachusetts company and IDG Technology Venture Investments, L.P., a Delaware limited partnership, (together, “Assignors”), and Rakuten, Inc., a Japanese corporation (“Assignee”) (collectively, the “Parties” and individually a “Party”).

R E C I T A L S

A. Pursuant to Section 80 of the Amended and Restated Articles of Association (the “Articles”) of Ctrip.com International, Ltd., a Cayman Islands company (the “Company”), Assignors or their assigns have the right to appoint one (1) director to the Board of Directors of the Company (such right held by the Assignors hereinafter referred to as the “Board Appointment Right”).

B. In connection with the sale by Assignors of ordinary shares, par value US$0.01 per share, of the Company (the “Shares”) to Assignee pursuant to that certain Stock Purchase Agreement (the “Stock Purchase Agreement”), dated June 14, 2004, by and among Assignee, Assignors and certain other shareholders of the Company party thereto, Assignors have agreed to transfer, convey and assign the Board Appointment Right to Assignee based upon the terms and conditions set forth in the Stock Purchase Agreement.

C. In connection with the sale of the Shares to Assignee and upon the terms and conditions of this Assignment, Assignors desire to assign and transfer the Board Appointment Right to Assignee, and Assignee desires to accept and assume the Board Appointment Right.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1. Assignment. Assignors hereby unconditionally and irrevocably assign, transfer, and convey to Assignee, all of Assignors’ right, title, and interest in and to the Board Appointment Right.

2. Acceptance. Assignee hereby accepts the foregoing assignment, transfer and conveyance of the Board Appointment Right.

3. Effectiveness. Assignors and Assignee have agreed that this Assignment shall be effective immediately upon the Closing (as defined in the Stock Purchase Agreement).

4. Representations and Warranties.

(a) Representations and Warranties of Assignors. Assignors hereby represent and warrant that (1) they are the legal and direct holders of the Board Appointment Right, (2) they have not assigned or purported to assign any right with respect thereto to any person or entity, (3) no other person or entity has any right, title or interest in or to the Board Appointment Right, and (4) the Board Appointment Right is owned by Assignors free and clear of any claims, liens or encumbrances.

(b) Representations and Warranties of the Parties. Each of the Parties hereby, severally and not jointly, represent and warrant that (1) such Party has full requisite power and authority to execute and deliver this Assignment and to perform its obligations and consummate the transactions contemplated hereunder, and (2) this Assignment has been duly and validly authorized, executed and delivered by such Party and this Assignment constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, and (3) neither the execution of this Assignment nor the exercise of the rights or performance of the obligations under this Assignment by such Party constitutes a breach of, or default under, any laws and regulations applicable to such Party, such Party’s organizational documents or any agreements to which such Party is a party which would materially affect the transactions contemplated by this Assignment.

5. Successors. The provisions of this Assignment shall be binding upon and inure to the benefit of Assignors and Assignee, their successors in interest and assigns.

6. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

7. Amendments; No Waiver. No modifications of or any changes to this Assignment shall be effective unless made in writing and signed by each of the Parties. No waiver of any provision of this Assignment by a Party shall constitute a waiver of any other provision(s) or of the same provisions on another occasion.

8. Further Assurances. Each of the Parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any governmental authority or any other person or entity) as may be reasonably required or desirable to carry out or to perform the provisions of this Assignment.

9. Counterparts. This Assignment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

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IN WITNESS WHEREOF, this Assignment has been entered into on the date first above written.

ASSIGNORS:

IDG Technology Venture Investment, Inc. a Massachusetts company

By:	/s/ Quan Zhou
	Name:	Quan Zhou
	Title:	President

IDG Technology Venture Investments L.P. a Delaware limited partnership by IDG Technology Ventures LLC, a Delaware limited liability company, its General Partner

By:	/s/ Quan Zhou
	Name:	Quan Zhou
	Title:	Managing Member

ASSIGNEE:

Rakuten, Inc. a Japanese corporation

By:	/s/ Yoshihisa Yamada
	Name:	Yoshihisa Yamada
	Title:	Director and Senior Executive Officer

The Company hereby acknowledges and agrees to the foregoing assignment of the Board Appointment Right by Assignors to Assignee.

THE COMPANY:

Ctrip.com International, Ltd. a Cayman Islands company

By:	/s/ Nanpeng Shen
Name:
Title:

SIGNATURE PAGE TO ASSIGNMENT AGREEMENT